Exhibit 3.1

CERTIFICATE OF CORRECTION

NATIONWIDE HEALTH PROPERTIES, INC.

Nationwide Health Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The title of the document being corrected is: Articles of Amendment and Restatement.

SECOND: The only party to the document being corrected is: Nationwide Health Properties, Inc.

THIRD: The document being corrected was filed on October 24, 1985.

FOURTH: (A) The first sentence of Article V, Section 2 (with caption) of the aforesaid Articles of Amendment and Restatement as previously filed is as follows:

“Section 2. The affirmative vote of the holders of not less than 90% of the outstanding share of “voting stock” (as hereinafter defined) of the corporation shall be required for the approval or authorization of any “Business Combination” (as hereinafter defined) of the corporation with any “Related Person” (as hereinafter defined).”

(B) The first sentence of Article V, Section 2 (with caption) of the aforesaid Articles of Amendment and Restatement as corrected is as follows:

“Section 2. The affirmative vote of the holders of not less than 90% of the outstanding shares of “voting stock” (as hereinafter defined) of the corporation shall be required for the approval or authorization of any “Business Combination” (as hereinafter defined) of the corporation with any “Related Person” (as hereinafter defined).”

FIFTH: (A) Article VI, Section 1 of the aforesaid Articles of Amendment and Restatement as previously filed is as follows:

“Section 1. Notwithstanding any of the provisions of these Articles or the Bylaws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles or the Bylaws of the corporation) the affirmative vote of the holders of at least 90% of the “voting stock” of the corporation, voting together as a single class, shall be required to repeal or amend any provision inconsistent with Section 2, Section 3 or Section 4 of Article V.”

(B) Article VI, Section 1 of the aforesaid Articles of Amendment and Restatement as corrected is as follows:

“Section 1. Notwithstanding any of the provisions of these Articles or the Bylaws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles or the Bylaws of the corporation) the affirmative vote of the holders of at least 90% of the “voting stock” of the corporation, voting together as a single class, shall be required to repeal or amend, or to adopt any provision inconsistent with, Section 2, Section 3 or Section 4 of Article V.”

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and attested to by its Secretary as of this 1st day of August, 2008.

ATTEST:

By:	/s/ Don M. Pearson
Name:	Don M. Pearson
Title:	Secretary

NATIONWIDE HEALTH PROPERTIES, INC.

By:	/s/ Douglas M. Pasquale
Name:	Douglas M. Pasquale
Title:	President

THE UNDERSIGNED, President of NATIONWIDE HEALTH PROPERTIES, INC., who executed on behalf of the Corporation the foregoing Certificate of Correction hereby acknowledges the foregoing Certificate of Correction to be the corporate act of the Corporation and hereby certifies to the best of his knowledge, information, and belief that any matters and facts set forth herein that are required to be verified by oath are true in all material respects under the penalties of perjury.

/s/ Douglas M. Pasquale
Name: Douglas M. Pasquale
Title: President

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